Exhibit 99.2

Assertio Holdings, Inc. Closes Spectrum Pharmaceuticals Transaction

Combination of Assertio’s Omni-Channel Digital Sales Capabilities and ROLVEDON In-Person Commercial Team to Enhance Market Access and Growth Across All Products

Transaction Expected to be Significantly Accretive to Assertio in 2024

LAKE FOREST, Ill., July 31, 2023 (GLOBE NEWSWIRE) -- Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a specialty pharmaceutical company offering differentiated products to patients, today announced that it has closed the proposed acquisition of Spectrum Pharmaceuticals, Inc. (“Spectrum”) (Nasdaq: SPPI), a biopharmaceutical company focused on novel and targeted oncology.

Assertio intends to provide updated guidance for the combined business as part of its second quarter results call on August 3.

“We are pleased to close the acquisition of Spectrum and its ROLVEDON® (eflapegrastim-xnst) Injection asset, as well as bring onboard an incredible commercial team with proven successful results,” said Dan Peisert, President and Chief Executive Officer of Assertio. “We believe this combination will expand and diversify Assertio’s revenue base, complement our digital non-personal marketing capabilities and enhance our IP portfolio as we continue to scale our platform and its capabilities. We look forward to building on the successful early results in the ROLVEDON® (eflapegrastim-xnst) Injection launch for the remainder of 2023, driving the business toward our goal of accretive contribution to our Adjusted EPS and operating cash flow in 2024.”

As part of the closing, Assertio also announced the appointment of Jeffrey Vacirca, MD, FACP, to its Board of Directors. Vacirca qualifies as an independent director under Nasdaq rules.

Jeffrey Vacirca, MD, FACP, is a renowned cancer physician and visionary leader with extensive experience and commitment to community oncology. Dr. Vacirca assumed the role of CEO and Chairman of the Board of New York Cancer & Blood Specialists (NYCBS) in 2008. After two years, the practice emerged as a stronger unified group of physicians dedicated to reinventing themselves as the premier cancer care deliverers of New York.

He has led NYCBS through an unparalleled period of transformation and incredible growth to become the leading oncology practice that now sees nearly a million patients a year throughout more than 30 oncology locations and 35 hospital affiliations.

Dr. Vacirca takes action against key billings, including abuse of pharmacy benefit managers (PBMs) and sequester cuts. He formed the Conquering Cancer PAC, which advocates for cancer patients and strives to ensure access and availability for all patients no matter where they live.

He also serves on the board of directors of Annexus Health, Spectrum Pharmaceuticals, OneOncology, and the American Red Cross of Greater New York. Most of his roles in these remarkable companies focus on legislative advocacy for the cost of cancer care and access. Dr. Vacirca is the immediate past president of the Community Oncology Alliance (COA) and continues to be a member of their executive committee. He serves on the board of Scientific Advisory for Caris Life Sciences, and is president and co-founder of the National Translational Research Group. He has also been part of early funding for remarkable companies, including Cedar, Thyme Care, and Sherpa Health. Dr. Vacirca co-founded Odonate Therapeutics in 2016.

Dr. Vacirca is the founder and Chairman of the Board of Directors of the New York Cancer Foundation, which provides financial assistance to patients undergoing treatment for cancer. In addition, Dr. Vacirca is the Medical Director of Oncology Network Development at Mount Sinai Health Network and Lab Director for the Long Island Association for AIDS Care (LIAAC).

Dr. Vacirca was honored as Humanitarian of the Year by the American Red Cross and received its Corporate Leadership Award on behalf of NYCBS. He was awarded the Red Door Award for Leadership and Cancer Advocacy by the Red Door Community and received the Founders Medalist by The Brooklyn Hospital. Dr. Vacirca also received the Theodore Roosevelt Award for outstanding dedication to patient care and was named Newsday's Top Doctor. He was also honored for his role in enabling the Long Island Association for AIDS Care staff to bring state-of-the-art HIV testing to New York.

About Assertio

Assertio is a specialty pharmaceutical company offering differentiated products to patients utilizing a non-personal promotional model. We have built and continue to build our commercial portfolio by identifying new opportunities within our existing products as well as acquisitions or licensing of additional approved products. To learn more about Assertio, visit www.assertiotx.com.

Assertio Forward Looking Statements

Statements in this communication that are not historical facts are forward-looking statements that reflect Assertio's current expectations, assumptions and estimates of future performance and economic conditions. These forward-looking statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, the preliminary, unaudited financial results included in this press release, future events or the future performance or operations of Assertio, including our ability to realize the benefits from our operating model, successfully acquire and integrate new assets and explore new business development initiatives. All statements other than historical facts may be forward-looking statements and can be identified by words such as "anticipate," "believe," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may", "objective," "opportunity," "outlook," "plan," "position," "potential," "predict," "project," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will," "aim" or other similar expressions that convey the uncertainty of future events or outcomes and are used to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of Assertio, including the risks described in Assertio's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission ("SEC") and in other filings Assertio makes with the SEC from time to time. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this communication, which speak only as of this date. While Assertio may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by applicable law.

Assertio Investor Contact

Matt Kreps

Darrow Associates

M: 214-597-8200

mkreps@darrowir.com